UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 6, 2007

MEDICAL DISCOVERIES, INC
(Exact Name of Registrant as Specified in Charter)

Utah
(State of Incorporation)

000-12627	87-0407858
(Commission File Number)	(I.R.S. Employer Identification No.)

6033 W. Century Blvd, Suite 1090, Los Angeles, California	90045
(Address of Principal Executive Offices)	(Zip Code)

(801) 582-9583
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

ITEM 1.01    ENTRY INTO A MATERIAL AGREEMENT

On November 6, 2007, Medical Discoveries, Inc., a Utah corporation, (the “Company”), entered into a securities purchase agreement with two qualified investors for the sale of 13,000 shares of the Company’s newly created Series B Convertible Preferred Stock at a per share price of $100 for an aggregate purchase price of $1,300,000.

For a description of significant terms of the sale, see the discussion under Item 3.02, below, which is incorporated herein by reference.

ITEM 3.02    UNREGISTERED SALES OF SECURITIES.

Securities Purchase Agreement

On November 6, 2007, the Company entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with two accredited investors (collectively, the “Investors”), pursuant to which the Company agreed to sell a total of 13,000 shares of its newly authorized Series B Convertible Preferred Stock (the “Preferred Shares”) to the Purchasers for an aggregate purchase price of $1,300,000 (the “Sale”).

The Securities Purchase Agreement calls for the Sale to will be effected in two tranches. On November 9, 2007, the Company sold and issued to the Investors 50% of the total number of Preferred Shares to be acquired by each Investor in connection with the Sale (6,500 Preferred Shares) for $650,000; the Investors are required to purchase the remaining 6,500 Preferred Shares (for $650,000) on or before November 23, 2007.

Series B Convertible Preferred Stock

Pursuant to the Securities Purchase Agreement, a total of 13,000 shares of Preferred Shares will be authorized for issuance under a Certificate Of Designation Of Series B Convertible Preferred Stock, which Certificate of Designation defines the rights, preferences and privileges of the holders of the Preferred Shares and will be filed with the Secretary of State of the State of Utah prior to closing the Sale. Each share of the Preferred Shares has a stated price of $100.

The Preferred Shares may, at the option of the holder, be converted at any time or from time to time into fully paid and non-assessable shares of Common Stock at the conversion price then in effect. The number of shares into which one Preferred Share shall be convertible is determined by dividing $100.00 per share by the then existing Conversion Price. The initial “Conversion Price” per share for the Preferred Shares is $0.11 (subject to appropriate adjustment for certain events, including stock splits, stock dividends, combinations, recapitalizations or other recapitalizations affecting the Preferred Shares).

Pursuant to the Certificate of Designation, each holder of Preferred Shares shall be entitled to the number of votes equal to the number of shares of Common Stock into which the Preferred Shares could be converted on the record date for such vote, and shall have voting rights and powers equal to the voting rights and powers of the Common Stock.

In the event of any dissolution or winding up of the Company, whether voluntary or involuntary, holders of each outstanding Preferred Share shall be entitled to be paid out of the assets of the Company available for distribution to shareholders, an amount equal to $100 plus any declared and unpaid dividends through the payment date for such dividends. The foregoing liquidation distribution to the holders of the Preferred Shares shall be junior to the rights of the holders of the Company’s Series A Convertible Preferred Stock, senior to the Common Stock, and senior to any subsequent series of preferred stock which may be junior in right of preference to the Preferred Shares.

No dividends are required to be paid to holders of the Preferred Shares. However, the Company may not declare, pay or set aside any dividends on shares of any class or series of capital stock of the Company (other than dividends on shares of Common Stock payable in shares of Common Stock) unless the holders of the Preferred Shares shall first receive, or simultaneously receive, an equal dividend on each outstanding share of Preferred Shares.

Other

The Preferred Shares issued to the Investors were not be registered under the Securities Act of 1933 (as amended, the “Act”) and were issued and sold in reliance upon the exemption from registration contained in Section 4(2) of the Act and Regulation D promulgated thereunder. The Preferred Shares may not be reoffered or sold in the United States by the holders in the absence of an effective registration statement, or valid exemption from the registration requirements, under the Act.

Copies of the Securities Purchase Agreement and the Certificate Of Designation Of Series B Convertible Preferred Stock are filed as exhibits to this Current Report on Form 8-K. The summary of the Securities Purchase Agreement and Certificate Of Designation Of Series B Convertible Preferred Stock set forth above are qualified by reference to such exhibits.

ITEM 8.01   OTHER EVENTS

On November 13, 2007, the Company filed a press release (the “Press Release”) announcing execution of the Securities Purchase Agreement and issuance of its newly created Series B Convertible Preferred Stock to the Investors. A copy of the Press Release is filed as an exhibit to this Current Report on Form 8-K.

ITEM 9.01    EXHIBITS

Exhibit No.	Description
4.1	Certificate Of Designation Of Series B Convertible Preferred Stock

10.1	Securities Purchase Agreement, dated as of November 6, 2007, by and among Medical Discoveries, Inc. and the Purchasers (as defined therein)

99.1	Press Release dated November 13, 2007 relating to the Securities Purchase Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDICAL DISCOVERIES, INC.

Date: November 13, 2007	By:	/s/ RICHARD PALMER
Richard Palmer
President

EXHIBIT INDEX

Exhibit No.	Description
4.1	Certificate Of Designation Of Series B Convertible Preferred Stock

10.1	Securities Purchase Agreement, dated as of November 6, 2007, by and among Medical Discoveries, Inc. and the Purchasers (as defined therein)

99.1	Press Release dated November 13, 2007 relating to the Securities Purchase Agreement